Exhibit 99.1

SUPERVALU Reports Record Second Quarter Results With Earnings Per Share Up
24 Percent

        MINNEAPOLIS, Oct. 14 /PRNewswire-FirstCall/ — SUPERVALU INC. (NYSE: SVU) today reported record results for the second quarter of fiscal 2005, which ended September 11, 2004. The company reported net sales of $4.5 billion compared to $4.6 billion last year, net earnings of $78.5 million compared to $62.2 million last year, and diluted earnings per share of $0.57 compared to $0.46 last year.

        Jeff Noddle, SUPERVALU chairman and chief executive officer said, “We are pleased with our record results in the second quarter. We achieved strong earnings performance reflecting last year’s asset exchange and a continued focus on merchandising programs. Our comparable store sales, when adjusted for in-market store expansion, increased 0.9 percent. SUPERVALU’s outlook remains solid and our current earnings per share guidance for fiscal 2005 is a range of $2.80 to $2.90 per share. SUPERVALU’s combined retail and logistics competencies give us a unique blend of capabilities and a highly complementary business model.”

        For the first 28 weeks of fiscal 2005, the company reported net sales of $10.4 billion compared to $10.4 billion last year, net earnings of $227.9 million compared to $135.9 million last year, and diluted earnings per share of $1.66 compared to $1.01 last year. Diluted earnings per share for the first 28 weeks of fiscal 2005 includes $0.50 diluted earnings per share impact from the net after-tax gain on the sale of the company’s minority interest in WinCo Foods, Inc (WinCo).

     Segment Results

        Retail Food Segment — Second quarter retail net sales were $2.4 billion, an increase of 2.1 percent compared to last year’s second quarter primarily reflecting new-store growth and comparable store sales increases offset, in part, by the exit of the Denver market. Comparable store sales growth for the quarter was 0.2 percent compared to 2.0 percent in last year’s second quarter. Comparable store sales reflect planned in-market store expansion, competitive activities in certain markets, and the sluggish economy. Excluding the exit of the Denver market, total retail square footage, including licensed stores, increased by approximately 4.5 percent from last year’s second quarter, with Save-A-Lot growing 6.5 percent. Save-A-Lot continued to generate positive comparable store sales.

        New store activity since last year’s second quarter, including licensed stores, resulted in 71 net new stores, opened and acquired, including a net 66 Save-A-Lot combination stores (grocery and general merchandise) and a net five regional banner stores. As of September 11, 2004, Save-A-Lot operated 1,252 stores, of which 382 stores are combination stores compared to 100 combination stores at the end of last year’s second quarter.

        Reported retail operating earnings for the second quarter were $105.3 million compared to $98.9 million in last year’s second quarter, an increase of 6.4 percent. Reported operating earnings as a percent of sales were 4.3 percent compared to 4.1 percent in last year’s second quarter, an increase of 20 basis points. Operating margins improved due primarily to strong merchandising programs, which more than offset a moderating rate of increase in employee related benefit costs and the absence of non-cash earnings from SUPERVALU’s minority interest in WinCo, sold in the first quarter of the current fiscal year.

        For the first 28 weeks of fiscal 2005, SUPERVALU’s retail segment reported net sales of $5.6 billion, compared to $5.3 billion last year and operating earnings of $234.1 million, compared to $222.5 million last year.

        Food Distribution Segment — Second quarter distribution net sales were $2.1 billion, a decrease of 7.0 percent compared to last year’s second quarter. New business growth was more than offset by last year’s asset exchange with C&S of the Fleming Midwest business for SUPERVALU’s New England operations, customer attrition, and the exit of the Denver operation.

        Reported distribution operating earnings for the second quarter were $52.7 million compared to $47.4 million in last year’s second quarter, an increase of 11.2 percent. Reported operating earnings as a percent of sales were 2.6 percent compared to 2.2 percent in last year’s second quarter, an increase of 40 basis points. Operating results reflect the benefits of last year’s asset exchange and the resultant increase in volume throughput.

        For the first 28 weeks of fiscal 2005, SUPERVALU’s distribution segment reported net sales of $4.8 billion, compared to $5.1 billion last year and operating earnings of $115.6 million, compared to $105.6 million last year.

Outlook

        SUPERVALU’s earnings per share guidance for the fiscal year ending February 26, 2005 is a range of $2.80 to $2.90. This range includes the $0.50 diluted earnings per share impact from the net after-tax gain on the sale of the company’s minority interest in WinCo that occurred in the first quarter.

        Noddle added, “With a strong retail strategy and excellent execution across our logistics operation, combined with a strong financial condition, we are well-positioned for continued success.”

        SUPERVALU’s outlook for fiscal 2005 includes several, general business assumptions:

—	Consumer spending will continue to be pressured by food inflation and higher fuel prices.

—	Comparable store sales, reflecting planned in-market store expansion, are expected to be slightly positive for the year.

—	Employee-related costs, including health and welfare and pension costs, will continue to increase at a faster pace than sales.

—	SUPERVALU’s store development plans in fiscal 2005 are for approximately 110 new extreme value food combination stores, approximately 90 extreme value company owned store conversions to extreme value combination stores, eight to 10 new regional banner stores, and approximately 30 regional banner major remodels.

—	Annual distribution sales attrition is expected to be slightly above the historical range of two to four percent.

—	Fiscal 2005 total capital spending is expected to be between $400 to $425 million, including approximately $60 million in capital leases.

        Other Items

        Second quarter results include restructure and other charges of $5.9 million pretax compared to the prior year of $2.3 million pretax. The fiscal 2005 charges primarily reflect increased liabilities associated with employee benefit related costs from previously exited distribution facilities as well as changes in estimates on exited real estate in certain markets. General corporate expense for the second quarter was $3.6 million compared to $12.0 million last year, reflecting a favorable litigation settlement of approximately $7.6 million pretax.

        Net interest expense during the second quarter was $23.9 million compared to $32.9 million last year. Lower interest expense primarily reflects lower debt levels. SUPERVALU has reduced total debt balances by approximately $400 million in the past twelve months.

        Cash on hand at the end of the second quarter was $516 million, up from $280 million at fiscal year end, reflecting strong cash flow, working capital management, timing of tax payments and capital spending. The effective tax rate for second quarter was 37.0 percent.

        Capital spending during the second quarter was $84.7 million, including $14.6 million in capitalized leases. Capital spending for the first 28 weeks of fiscal 2005 was $146.9 million, including $23.4 million of capital leases primarily funding retail store expansion, store remodeling, and technology enhancements.

        Total debt to capital was 41.4 percent at the end of second quarter compared to 46.7 percent at fiscal 2004 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders’ equity.

        The accreted value of the company’s 4-1/2 percent contingently convertible notes is $242 million at September 11, 2004. Under existing accounting rules, if SUPERVALU’s stock price reaches the convertible debentures’ conversion trigger price of $37.28 in the current quarter, the company would be required in the subsequent quarter to include an additional 7.8 million shares in its diluted shares outstanding calculation, along with an appropriate adjustment to earnings for the elimination of the related after-tax interest expense. Diluted weighted average shares outstanding in the quarter were 137.1 million shares. As of September 11, 2004, SUPERVALU had 134.2 million shares outstanding.

        A conference call to review the second quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://www.supervalu.com. An archive of the call is accessible via telephone by dialing (630) 652-3018 with pass code 9944027 and through the company’s Web site at http://www.supervalu.com. The conference call archive will be available through October 31, 2004.

        As of September 11, 2004 SUPERVALU’s retail store network consists of 1,513 stores in 40 states, including 1,252 Save-A-Lot extreme value stores - 273 owned Save-A-Lot stores, 843 licensed Save-A-Lot stores and 136 owned Deals stores; 261 regional banner stores including Cub Foods, Shop ’n Save, Shoppers Food Warehouse, bigg’s, Farm Fresh, Scott’s Foods and Hornbacher’s stores. SUPERVALU serves as primary supplier to approximately 2,400 stores and SUPERVALU’s own regional banner store network of 261 stores, while serving as secondary supplier to approximately 600 stores.

        About SUPERVALU

        SUPERVALU is one of the largest companies in the United States grocery channel. With annual revenues of more than $20 billion, SUPERVALU holds leading market share positions with its 1,513 retail grocery locations, including licensed Save-A-Lot locations. Through its Save-A-Lot format, the company holds the number one market position in the extreme value grocery retailing sector. In addition, through SUPERVALU’s geographically diverse distribution centers, the company provides distribution and related logistics support services across the nation’s grocery channel. SUPERVALU currently has approximately 55,600 employees.

        The statements contained in this news release that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by such forward-looking statements, including the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company’s food distribution operations and to control food distribution costs, the ability of the company to grow through acquisitions and assimilate the acquired entities, increases in employee benefit costs, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affect consumer behavior, other risk factors inherent in the food distribution and retail businesses, and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company’s net sales and earnings. (In thousands)

	Second Quarter (12 weeks) ended (unaudited)
	Sept. 11, 2004	Sept. 6, 2003
Net sales
Retail Food	$ 2,435,174	$ 2,385,531
% of total	54.3%	52.0%
Food Distribution	2,051,789	2,205,119
% of total	45.7%	48.0%
Total net sales	$ 4,486,963	$ 4,590,650
	100.0%	100.0%
Earnings
Retail Food operating earnings	$ 105,264	$ 98,912
% of sales	4.3%	4.1%
Food Distribution operating earnings	52,749	47,433
% of sales	2.6%	2.2%
Subtotal	158,013	146,345
% of sales	3.5%	3.2%
General corporate expense	(3,597)	(11,952)
Restructure and other charges	(5,861)	(2,276)
Total operating earnings	148,555	132,117
% of sales	3.3%	2.9%
Interest expense	(29,422)	(37,553)
Interest income	5,527	4,610
Earnings before income taxes	124,660	99,174
Income tax expense	(46,124)	(36,942)
Net earnings	$ 78,536	$ 62,232
NOTE 1:
Pretax LIFO expense	$ 3,844	$ 1,739
NOTE 2:
Pretax depreciation and
amortization
Retail Food Segment	$ 45,536	$ 44,812
Food Distribution Segment	24,346	25,146
General Corporate	95	491
Total Company	$ 69,977	$ 70,449

SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company’s net sales and earnings.
(In thousands)

	Year-to-date (28 weeks) ended (unaudited)
	Sept. 11, 2004	Sept. 6, 2003
Net sales
Retail Food	$ 5,565,370	$ 5,342,042
% of total	53.5%	51.2%
Food Distribution	4,832,242	5,084,895
% of total	46.5%	48.8%
Total net sales	$ 10,397,612	$ 10,426,937
	100.0%	100.0%
Earnings
Retail Food operating earnings	$ 234,061	$ 222,536
% of sales	4.2%	4.2%
Food Distribution operating
earnings	115,648	105,607
% of sales	2.4%	2.1%
Subtotal	349,709	328,143
% of sales	3.4%	3.1%
General corporate expense	(23,929)	(30,749)
Gain on sale of WinCo Foods, Inc.	109,235	--
Restructure and other charges	(6,140)	(3,447)
Total operating earnings	428,875	293,947
% of sales	4.1%	2.8%
Interest expense	(77,873)	(87,128)
Interest income	11,686	9,757
Earnings before income taxes	362,688	216,576
Income tax expense	(134,741)	(80,674)
Net earnings	$ 227,947	$ 135,902
NOTE 1:
Pretax LIFO expense	$ 5,644	$ 2,522
NOTE 2:
Pretax depreciation and
amortization
Retail Food Segment	$ 104,561	$ 99,445
Food Distribution Segment	57,940	58,833
General Corporate	471	1,011
Total Company	$ 162,972	$ 159,289

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries
(In thousands, except per share data)

	Second Quarter (12 weeks) ended (unaudited)
	Sept. 11, 2004	% of sales	Sept. 6, 2003	% of sales
Net sales	$4,486,963		$4,590,650
Costs and expenses:
Cost of sales	3,831,825	85.4%	3,953,402	86.1%
Selling and administrative
expenses	500,722	11.2%	502,855	11.0%
Restructure and other charges	5,861	0.1%	2,276	0.0%
Interest
Interest expense	29,422	0.6%	37,553	0.8%
Interest income	5,527	0.1%	4,610	0.1%
Interest expense, net	23,895	0.5%	32,943	0.7%
Total costs and
expenses	4,362,303	97.2%	4,491,476	97.8%
Earnings before income taxes	124,660	2.8%	99,174	2.2%
Income tax expense	46,124	1.0%	36,942	0.8%
Net earnings	$ 78,536	1.8%	$ 62,232	1.4%
Net earnings per common share -
diluted	$0.57		$0.46
Net earnings per common share -
basic	$0.58		$0.46
Weighted average number of common
shares outstanding
Diluted	137,070		135,546
Basic	135,230		133,885
Dividends declared per common
share	$0.1525		$0.1450

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries
(In thousands, except per share data)

	Year-to-date (28 weeks) ended (unaudited)
	Sept. 11, 2004	% of sales	Sept. 6, 2003	% of sales
Net sales	$10,397,612		$10,426,937
Costs and expenses:
Cost of sales	8,897,437	85.6%	8,988,943	86.2%
Selling and administrative
expenses	1,174,395	11.3%	1,140,600	10.9%
Gain on sale of WinCo Foods,
Inc	109,235	1.1%	--	0.0%
Restructure and other charges	6,140	0.1%	3,447	0.1%
Interest
Interest expense	77,873	0.7%	87,128	0.8%
Interest income	11,686	0.1%	9,757	0.1%
Interest expense, net	66,187	0.6%	77,371	0.7%
Total costs and
expenses	10,034,924	96.5%	10,210,361	97.9%
Earnings before income taxes	362,688	3.5%	216,576	2.1%
Income tax expense	134,741	1.3%	80,674	0.8%
Net earnings	$ 227,947	2.2%	$ 135,902	1.3%
Net earnings per common share -
diluted	$1.66		$1.01
Net earnings per common share -
basic	$1.68		$1.02
Weighted average number of
common shares outstanding
Diluted	137,350		134,730
Basic	135,238		133,790
Dividends declared per common
share	$ 0.2975		$0.2875

CONDENSED CONSOLIDATED BALANCE SHEETS

SUPERVALU INC. and Subsidiaries
(In thousands)

	Second Quarter (unaudited) Sept. 11, 2004	Fiscal Year End February 28, 2004
Assets
Current Assets
Cash and cash equivalents	$ 528,634	$ 291,956
Receivables, net	455,678	447,872
Inventories, net	1,044,191	1,078,343
Other current assets	97,320	218,996
Total current assets	2,125,823	2,037,167
Long-term receivables, net	107,699	129,729
Property, plant and equipment, net	2,100,324	2,134,436
Other Assets
Goodwill	1,557,057	1,557,057
Other	257,750	294,624
Total assets	$6,148,653	$6,153,013
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	1,145,243	1,068,788
Current debt and obligations
under capital leases	76,269	305,944
Other current liabilities	515,414	464,047
Total current
liabilities	1,736,926	1,838,779
Long-term debt and obligations under
capital leases	1,597,689	1,633,721
Other liabilities and deferred income
taxes	442,702	470,939
Total stockholders’ equity	2,371,336	2,209,574
Total liabilities and stockholders’
equity	$6,148,653	$6,153,013

SOURCE SUPERVALU INC.
        -0-                      10/14/2004
        /CONTACT: Investors, Yolanda Scharton, +1-952-828-4540, yolanda.scharton@supervalu.com , or Media, Lynne High, +1-952-828-4515, lynne.high@supervalu.com , both of SUPERVALU INC./
        /Web site: http://www.supervalu.com /
        (SVU)

CO: SUPERVALU INC.; WinCo
ST: Minnesota
IN: REA FOD SUP
SU: ERN CCA MAV